For Immediate Release

Patrick Industries, Inc. Announces First Quarter 2009

Financial Results

ELKHART, IN – May 12, 2009 – Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of building and component products for the recreational vehicle (RV), manufactured housing (MH) and industrial markets, today reported financial results for the first quarter ended March 29, 2009.

For the first quarter of 2009, Patrick reported a net loss of $4.1 million or $0.45 per diluted share, compared to a net loss of $1.9 million or $0.30 per diluted share for 2008, including the impact of businesses reclassified to discontinued operations. First quarter 2009 results include a net gain on the sale of certain assets and business of American Hardwoods, Inc. (“American Hardwoods”) of $0.4 million after-tax ($0.05 per diluted share). The net loss for first quarter 2008 included restructuring charges, inventory write-downs and a gain on the sale of certain property and equipment, aggregating approximately $0.5 million after-tax ($0.08 per diluted share). The net loss from continuing operations was $4.6 million or $0.50 per diluted share, compared to a net loss of $1.9 million or $0.31 per diluted share for the prior year quarter.

“During the first quarter, RV and MH retailers and manufacturers continued to lower their inventory levels as a result of weak consumer demand and restricted floor plan and consumer financing availability, which in turn negatively impacted the sale of Patrick’s products,” said Todd Cleveland, President and Chief Executive Officer. “Our operating plans reflect the impact of lower sales volumes stemming from the recession and low consumer confidence that we believe will continue for at least the next nine to twelve months,” Cleveland further noted.

Consolidated Results

General

Certain noteworthy items impacted gross profit and pretax operating loss in the first quarter of 2009 and 2008. As previously announced, in the fourth quarter of 2008, the Company made the decision to divest certain non-core operations, which included American Hardwoods and the aluminum extrusion operation. These operations were classified as held for sale and prior period results were reclassified to discontinued operations to conform to this presentation. The following discussion of first quarter operating results compared to the prior year is based on continuing operations.

First Quarter Commentary

Net sales were $44.9 million in first quarter 2009 compared to $97.0 million in 2008. Net sales were negatively impacted during the quarter reflecting the continuation of overall soft market conditions which forced RV and MH retailers and manufacturers to further reduce inventory levels in response to restricted credit conditions and a decline in consumer discretionary spending.

According to industry associations, MH wholesale unit shipments were down approximately 45% in first quarter 2009, while RV wholesale unit shipments were down approximately 63% in the first quarter. The MH and RV market sectors represent approximately 40% and 34%, respectively, of Patrick’s sales in the first quarter 2009 period. Industrial and other sales, which include sales to the kitchen cabinet, office furniture, store fixtures and other industries, represent approximately 26% of the Company’s sales in the same period.

Gross profit was $3.6 million or 8.0% of net sales in the first quarter, compared to $10.5 million or 10.9% of net sales in the prior year. The decrease in gross profit as a percentage of net sales is primarily attributable to certain fixed overhead costs remaining relatively constant despite lower sales volumes, which was partially offset by certain direct labor efficiencies. First quarter 2008 gross profit includes $0.4 million of restructuring charges and the impact of a $0.7 million physical inventory adjustment related to the misappropriation of Company assets and the underreporting of scrap at one of the Company’s manufacturing facilities.

Operating loss for first quarter 2009 was $2.8 million compared to an operating loss of $1.3 million in the prior year quarter.

Discontinued Operations

In January 2009, we announced that we had completed the sale of certain assets and the business of our American Hardwoods operation. Proceeds from the sale were approximately $2 million. In addition, we entered into a separate real estate purchase agreement with the buyer to sell the building that housed this operation for $2.5 million, subject to certain conditions. The sale of the building is expected to be completed by the end of the second quarter of 2009.

After-tax income from discontinued operations in first quarter 2009 was $0.4 million or $0.05 per diluted share which was comprised of a $0.4 million net gain on the sale of American Hardwoods. For 2008, after-tax income from discontinued operations was $0.1 million or $0.01 per diluted share.

Effective Tax Rate

As the Company incurred a net loss of approximately $4.1 million in the first quarter ended March 29, 2009, the valuation allowance offset the benefits of the net loss for the current period and therefore no tax benefit was recognized in the current quarter. As a result, the effective tax rate on both continuing and discontinued operations was 0% for first quarter 2009 compared to 37% for first quarter 2008.

Liquidity and Capital Resources

As previously announced, on April 14, 2009, the Company entered into a Third Amendment to the Company’s Credit Agreement, pursuant to which, among other things, the lenders waived any actual or potential Event of Default (as defined in the Credit Agreement) resulting from the failure to comply with the Consolidated EBITDA covenant for the fiscal months ended March 1, 2009 and March 29, 2009. In addition, the Third Amendment amended and/or added certain definitions, terms and reporting requirements including a modification of the one-month and two-month Consolidated EBITDA covenants. Borrowings under the revolving line of credit are subject to a borrowing base, up to a borrowing limit. The maximum borrowing limit amount was reduced from $33.0 million to $29.0 million. The principal amount outstanding under the term loan, the interest rates for borrowings under the revolving line of credit and the term loan, and the expiration date of the Credit Agreement remained unchanged under the amended terms.

In accordance with its normal debt service requirements, the Company paid down approximately $1.3 million in principal on its term loan on March 31, 2009 (the Company’s second quarter). Capital expenditures in first quarter 2009 were $0.1 million compared to $1.6 million in the prior year period.

“Over the past year, the entire Patrick team has made tremendous sacrifices, particularly in terms of salary reductions and increased workloads, to support our organization and insure its future success during these unprecedented times in our industry. We will continue to review our operations on a regular basis to balance appropriate risks and opportunities to maximize efficiencies and to support the Company’s long-term strategic growth goals while preserving our ability to grow when the markets eventually recover,” said Mr. Cleveland.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the manufactured housing, recreational vehicle, kitchen cabinet, home and office furniture, fixture and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 14 states. Patrick’s major manufactured products include decorative vinyl and paper panels, wrapped moldings, cabinet doors and components, slotwall and slotwall components, and countertops. The Company also distributes drywall and drywall finishing products, interior passage doors, flooring and roofing products, vinyl and cement siding, ceramic tile, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: pricing pressures due to competition, costs and availability of raw materials, availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the financial condition of our customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company’s core businesses, interest rates, oil and gasoline prices, the outcome of litigation, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.

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Contact:

Julie Ann Kotowski

Patrick Industries, Inc.

574-294-7511 / kotowskj@patrickind.com

FINANCIAL HIGHLIGHTS
(thousands except per share data)	FIRST QUARTER ENDED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)	March 29, 2009	March 30, 2008

NET SALES	$ 44,915	$ 96,977
Cost of goods sold	41,323	86,004
Restructuring charges	-	446
GROSS PROFIT	3,592	10,527

Operating expenses:
Warehouse and delivery	2,677	4,455
Selling, general and administrative	3,665	7,243
Restructuring charges	-	96
Amortization of intangible assets	88	429
Gain on sale of fixed assets	(11)	(430)
Total operating expenses	6,419	11,793
OPERATING LOSS	(2,827)	(1,266)
Other income	(60)	-
Interest expense, net	1,838	1,812
Loss from continuing operations before income tax credit	(4,605)	(3,078)
Income tax credit	-	(1,139)
Loss from continuing operations	(4,605)	(1,939)
Income from discontinued operations	459	110
Income taxes	-	41
Income from discontinued operations, net of tax	459	69
NET LOSS	$ (4,146)	$ (1,870)

BASIC AND DILUTED NET INCOME (LOSS) PER COMMON SHARE:
Continuing operations	$ (0.50)	$ (0.31)
Discontinued operations	0.05	0.01
Net loss	$ (0.45)	$ (0.30)

Weighted average shares outstanding - basic and diluted	9,114	6,333

(thousands)
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION	March 29, 2009	Dec. 31, 2008
	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$ 2,180	$ 2,672
Trade receivables, net	12,115	8,290
Inventories	20,339	21,471
Income taxes receivable	37	37
Prepaid expenses and other	2,114	2,766
Assets held for sale	13,953	15,816
Total current assets	50,738	51,052

Property, plant and equipment, net	33,432	34,621
Goodwill	2,140	2,140
Other intangible assets, net	7,312	7,400
Deferred financing costs, net	1,991	2,270
Other non-current assets	2,954	3,010
TOTAL ASSETS	$ 98,567	$ 100,493

CURRENT LIABILITIES
Current maturities of long-term debt	$ 14,741	$ 14,741
Short-term borrowings	17,410	18,200
Accounts payable	9,872	5,156
Accrued liabilities	5,451	7,252
Total current liabilities	47,474	45,349

Long-term debt, less current maturities and discount	27,561	27,367
Deferred compensation and other	5,677	5,708
Deferred tax liabilities	1,363	1,309
TOTAL LIABILITIES	82,075	79,733

SHAREHOLDERS’ EQUITY	16,492	20,760
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$ 98,567	$ 100,493

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